Exhibit 10.1

UNIVERSAL HOSPITAL SERVICES, INC.

STOCK OPTION AGREEMENT

(Nonqualified Stock Option)

STOCK OPTION AGREEMENT (this “Option Agreement”) entered into as of May 1, 2004 by and between Universal Hospital Services, Inc., a Delaware corporation (the “Company”), and              (the “Optionee”).

WHEREAS, the Company has decided to grant the Optionee a non-qualified stock option to acquire shares of the Company’s common stock, $0.01 par value per share (“Shares”), in accordance with the Universal Hospital Services, Inc. 2003 Stock Option Plan (the “Plan”); and

WHEREAS, the Optionee desires to accept such option subject to the terms and conditions of this Option Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee, intending to be legally bound, hereby agree as follows:

1. Grant of Option. As of May 1, 2004 (the “Grant Date”), the Company grants to the Optionee a nonqualified stock option (the “Option”) to purchase all (or any part) of              Shares on the terms and conditions hereinafter set forth. This Option is not intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price. The exercise price (“Exercise Price”) for the Shares covered by the Option shall be $1.00 per share.

3. Exercisability.

(a) Fixed Vesting Options. This Option shall become exercisable with respect to              Shares on the Grant Date and shall become exercisable with respect to              Shares upon each of November 1, 2005, November 1, 2006 and November 1, 2007. All Options subject to vesting pursuant to this Section 3(a) (the “Fixed Vesting Options”) shall become exercisable upon a Change in Control (as defined in Section 14b) if the Optionee continues to be an employee (or a director or consultant, as applicable) of the Company or any Subsidiary at such time, to the extent not then exercisable.

(b) Target Vesting Options. This Option shall become exercisable with respect to up to              Shares (the “Annual Eligible Shares”) following the completion of each of the fiscal years ending December 31, 2004, 2005, 2006, 2007 and 2008 upon and to the extent of the Company’s attainment of the Targets set forth on Schedule I attached hereto and incorporated herein (“Schedule I”) in accordance with the other terms specified in Schedule I. As a point of clarification, if all of the Targets set forth on Schedule I attached hereto are met or exceeded, Options to purchase an aggregate of              Shares shall become exercisable following the completion of the applicable Target time periods pursuant to this subsection 3(b).

Notwithstanding the foregoing, provided that (i) Optionee shall continue to be an employee, director or consultant of the Company or a Subsidiary, and (ii) the Company shall not have (A) merged or consolidated with another corporation or other entity, whether or not the Company is the surviving entity, or (B) liquidated or sold or otherwise disposed of all or substantially all of its assets to another entity, or (C) been subject to a Change in Control, then this Option shall become exercisable with respect to all of the Shares subject to vesting pursuant to this Section 3(b) (the “Target Vesting Options”) on the eighth (8th) anniversary of the Grant Date.

4. Term of Options.

(a) Each Option shall expire on the tenth anniversary of the Grant Date, unless terminated earlier pursuant to subsections 4(b) and 4(c) below.

(b) If the Optionee is terminated from his or her employment/consultancy for Cause (as defined in Section 14) or voluntarily terminates his employment/consultancy with the Company at any time without Good Reason (as defined Section 14) or, if the Optionee is a director, the Optionee is removed as a director for Cause (as defined in Section 14), the Option shall terminate on the date of such termination of employment, whether or not then fully exercisable.

(c) If the Optionee dies, is Disabled (as defined in Section 14) while an employee/consultant/director, or is terminated without Cause, or terminates for Good Reason, or, if the Option is a director, is removed without Cause or otherwise resigns as a director, any portion of the Option that is not then fully exercisable shall terminate immediately; provided, however, that the Board of Directors or committee appointed by the Board of Directors for purposes of administration and operation of the Plan (the “Committee”) shall have the discretion to vest any Options that are not exercisable. Any portion of the Option that is then exercisable shall terminate on the 90th day following such termination of employment.

5. Manner of Exercise of Option.

(a) The Optionee may exercise the Option or portion thereof by giving written notice to the Company stating the number of Shares (which shall not be less than 100, unless the total Shares purchased constitute the total number of Shares remaining subject to the Option) to be purchased and accompanied by payment in full of the Exercise Price for such Shares. Payment shall be in cash by wire transfer of immediately available funds to an account specified by the Company by a certified or bank cashier’s check payable to the Company, or at any time Shares are registered under Section 12 of the Securities Exchange Act of 1934, as amended, by means of a “cashless exercise” approved by the Committee, in which a broker: (i) transmits the Exercise Price for any Shares to the Company in cash or acceptable cash equivalents, either (A) against the Optionee’s notice of exercise and the Company’s confirmation that it will deliver to the broker stock certificates issued in the name of the broker for at least that number of Shares having a fair market value equal to the Exercise Price therefor, or (B) as the proceeds of a margin loan to the Optionee; or (ii) agrees to pay the Exercise Price therefor to the Company in cash or acceptable cash equivalents upon the broker’s receipt from the Company of stock certificates issued in the name of the broker for at least that number of Shares having a fair market value equal to the Exercise Price therefor. The Optionee’s written notice of exercise of the Option pursuant to a “cashless exercise” procedure must include the name and address of the broker involved, a clear description of the procedure, and such other information or undertaking by the broker as the Committee shall reasonably require. Upon such purchase, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the Optionee (or the person entitled to exercise the Option pursuant to Section 7), not more than 10 days from the date of receipt of the notice by the Company.

(b) Notwithstanding Section 5(a) of this Option Agreement, the Company may delay the issuance of Shares covered by the Option and the delivery of a certificate for such Shares until one of the following conditions is satisfied: (i) the Shares purchased pursuant to the Option are at the time of the issuance of such Shares effectively registered or qualified under applicable federal and state securities laws or (ii) such Shares are exempt from registration and qualification under applicable federal and state securities laws.

6. Administration. This Option Agreement shall be administered by the Committee pursuant to the Plan. The Committee shall be authorized to interpret this Option Agreement and to make all other determinations necessary or advisable for the administration of this Option Agreement. The determinations of the Committee in the administration of this Option Agreement, as described herein, shall be final and conclusive. Each of the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Human Resources of the Company shall be authorized to implement this Option Agreement in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

7. Non-Transferability. Subject to the terms of the Stockholders Agreement (as defined below), the right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution, and such Shares may be purchased during the lifetime of the Optionee only by him (or his legal representative in the event that the Optionee is Disabled). Any other such transfer shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

8. Representation Letter and Investment Legend.

(a) In the event that for any reason the Shares to be issued upon exercise of an exercisable Option shall not be effectively registered under the Securities Act of 1933, as amended (the “1933 Act”), upon any date on which the Option is exercised, the Optionee (or the person exercising the Option pursuant to Section 7) shall give a written representation to the Company in the form attached hereto as Exhibit A, and the Company shall place the legend described on Exhibit A, upon any certificate for the Shares issued by reason of such exercise.

(b) The Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the issue of Shares; provided, that the Company will use its reasonable best efforts to comply with any available exemption from registration and qualification of the Shares under applicable federal and state securities laws.

9. Adjustments upon Changes in Capitalization.

(a) In the event that the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares, and the Exercise Price therefor, as to which the Option, to the extent not theretofore exercised, shall be exercisable.

(b) Unless otherwise determined by the Committee in its sole discretion, in the case of a Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company’s assets or stock may, in his, her or its discretion, deliver to the Optionee, to the extent that the Option has become exercisable, the same kind of consideration (net of the Exercise Price for such Shares) that is delivered to the stockholders of the Company as a result of the Change in Control, or the Committee may, in its sole determination, cancel the Option, to the extent not theretofore exercised, in exchange for consideration in cash or in kind, which consideration in either case shall be equal in value to the value of those shares of stock or other consideration the Optionee would have received had the Option been exercised (to the extent the Option has become exercisable but not been exercised) and no disposition of the Shares acquired upon such exercise been made prior to the Change in Control, less the Exercise Price therefor. Upon receipt of such consideration by the Optionee, the Option shall immediately terminate and be of no further force and effect, with respect to both exercisable and unexercisable portions thereof. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee.

(c) Upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at such time an Employee or consultant) shall have the right, immediately prior to filing of a certificate of dissolution or liquidation, to exercise any then exercisable Options.

(d) No fraction of a Share shall be purchasable or deliverable upon the exercise of the Option, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

10. No Employment Rights Conferred. Nothing contained in this Option Agreement shall be construed or deemed by any person under any circumstances to bind the Company or any of its subsidiaries to continue the employment of the Optionee for the period within which this Option may be exercisable or for any other period.

11. Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares which may be purchased upon the exercisability of this Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued.

12. Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of the Option, to provide to the Company an amount sufficient to satisfy its obligation to withhold federal, state and local taxes arising by reason of such exercise (the “Withholding Amount”), if any, by (a) authorizing the Company to withhold the Withholding Amount from his cash compensation, or (b) remitting the Withholding Amount to the Company in cash; provided that, to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Shares delivered upon exercise of the Option that number of Shares having a fair market value (in the good faith judgment of the Committee) equal to the Withholding Amount.

13. Execution of Stockholders Agreement. The Optionee acknowledges that he has previously executed and delivered the stockholders agreement by and among the Company and the stockholders of the Company named therein (the “Stockholders Agreement”). The Optionee further agrees that this Option Agreement, the Option and all Shares acquired by him upon exercise of the Option will be subject to the terms and conditions of the Stockholders Agreement, as the same may be amended or modified in accordance with its terms.

14. Definitions. The following terms shall have the following meanings when used in this Agreement and Schedule I to this Agreement:

(a) “Cause,” shall have the meaning set forth in the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet, the occurrence of any of the following during the term of the Optionee’s employment with the Company (or a subsidiary thereof):

(i) the Optionee has failed to perform substantially his duties or has performed his duties negligently;

(ii) the Optionee has committed any serious crime or offense, as determined by the Board of Directors or the Committee in their respective sole discretion;

(iii) the Optionee has failed or refused to comply with any oral or written policy or directive of the Committee;

(iv) the Optionee has breached any provision or covenant contained in this Option Agreement.

(b) “Change in Control” shall mean when (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a “Group”) (other than any person or Group affiliated with J.W. Childs Associates L.P.), who prior to such time beneficially owned less than 50% of the then outstanding capital stock of the Company shall acquire shares of the Company’s capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or Group and affiliates beneficially own 50% or more of the Company’s outstanding capital stock, or (ii) the Company shall sell all or substantially all of its assets to any Group (other than any person or Group affiliated with J.W. Childs Associates L.P.) which, immediately prior to the time of such transaction, beneficially owned less than a majority of the then outstanding capital stock of the Company.

(c) “Disabled” shall have the meaning set forth in the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet, the

Optionee shall be deemed to have become “Disabled” if, during the term of the Optionee’s employment with the Company (or a subsidiary thereof), the Optionee shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Optionee, in the good faith judgment of the Committee, is unable substantially and competently to perform his duties on behalf of the Company (or a subsidiary thereof) for a period of 90 consecutive days or for 90 days during any six month period during the term of employment. In order to assist the Committee in making that determination, the Optionee shall, as reasonably requested by the Committee, (i) make himself available for medical examinations by one or more physicians chosen by the Committee and (ii) grant to the Committee and any such physicians access to all relevant medical information concerning him, arrange to furnish copies of his medical records to the Committee and use his best efforts to cause his own physicians to be available to discuss his health with the Committee.

(d) “EBITDA” shall have the meaning set forth in Schedule I.

(e) “Good Reason,” with respect to the Optionee, shall have the meaning attributed to it under the executed written employment agreement, offer letter or term sheet between the Optionee and the Company (or a subsidiary thereof) or, in the absence of such employment agreement, offer letter or term sheet, “Good Reason” shall be deemed to have occurred if, other than for Cause, during the term of the Optionee’s employment with the Company (or a subsidiary thereof) the Optionee’s base salary has been reduced or the method under which the Optionee’s bonus is calculated has been amended in a manner materially adverse to the Optionee, other than in connection with a reduction of executive compensation imposed by the Committee generally on management employees in response to negative financial results or other adverse circumstances affecting the Company or its subsidiaries.

(f) “Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity.

15. Governing Law. This Option Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Option Agreement may be brought against either of the parties in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware.

16. Incorporation of Terms of Plan. This Option Agreement shall be interpreted under, and in accordance with, all of the terms and provisions of the Plan, which are incorporated herein by reference.

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed, by its officer thereunto duly authorized, and the Optionee has executed this Stock Option Agreement, all as of the day and year first above written.

UNIVERSAL HOSPITAL SERVICES, INC.	OPTIONEE

By:
Name: Gary D. Blackford Title: President & CEO	Name: Address: Telecopier Number: Social Security Number:

SCHEDULE I

TARGET VESTING SCHEDULE

(a) Subject to adjustment as provided in (b) and (f) below, for each of the Target Periods specified below, if the Company’s EBITDA (as defined below) in any such Target Period is equal to or greater than the Base EBITDA Target for such Target Period as specified below, the Target Vesting Options will vest and be exercisable with respect to the Annual Eligible Shares. If the Company’s EBITDA for any Target Period exceeds 90% of the Base EBITDA Target for such Target Period, then the amount of Target Vesting Options that will vest for each such Target Period will be that percentage of the Annual Eligible Shares determined according to a linear extrapolation of the amount by which the Company’s EBITDA exceeds 90% of the Base EBITDA Target, such that achievement of 91% of the Base EBITDA Target would result in vesting of 10% of the Annual Eligible Shares and achievement of 100% or more of the Base EBITDA Target would result in vesting of 100% of Annual Eligible Shares.

TABLE A

Target Period	Annual Eligible Shares	Base EBITDA Target (000’s)	Maximum Capital Expenditures (000’s)

Fiscal 2004	20% of Target Vesting Shares	$76,000	$48,200
Fiscal 2005	20% of Target Vesting Shares	$86,000	$56,100
Fiscal 2006	20% of Target Vesting Shares	$97,000	$67,100
Fiscal 2007	20% of Target Vesting Shares	$110,000	$77,900
Fiscal 2008	20% of Target Vesting Shares	$125,000	$92,300

Notwithstanding the foregoing,

(i) Excess EBITDA in any Target Period then ended (i.e., the amount by which EBITDA for such Target Period exceeds the Base EBITDA Target for such Target Period) may be carried back to the prior Target Period to permit vesting of Annual Eligible Shares not previously vested, provided that (A) cumulative EBITDA for all Target Periods then ended exceeds the 90% of the cumulative Base EBITDA Targets for all Target Periods then ended and (B) the Annual Eligible Shares from the prior Target Period shall vest in a linear extrapolation of the amount by which the Company’s cumulative EBITDA for all Target Periods then ended exceeds 90% of the cumulative Base EBITDA Targets for such periods, such that achievement of 91% of the cumulative Base EBITDA Targets would result in vesting of 10% of the Annual Eligible Shares not previously vested and achievement of 100% or more of the cumulative Base EBITDA Targets would result in vesting of 100% of Annual Eligible Shares not previously vested; and

(ii) if (A) for the fiscal year ended December 31, 2008 (the “Final Target Period”), EBITDA exceeds the Base EBITDA Target for the Final Target Period and (B) the cumulative EBITDA for all five Target Periods exceeds the cumulative Base EBITDA Targets for all five periods, then the Target Vesting Options shall become exercisable with respect to 100% of the Shares (to the extent not theretofore vested in accordance with this Schedule I).

SCHEDULE I-1

(b) Base EBITDA Targets will be adjusted by the Committee in good faith (i) in the event that the Company’s capital expenditures for the Target Period exceed the Maximum Capital Expenditures specified for that Target Period (provided that if the Company spends less than the Maximum Capital Expenditures for a Target Period, then such amount of “under spent” capital expenditures can be applied to the next succeeding Target Period to increase the Maximum Capital Expenditures permitted for such succeeding Target Period) and (ii) in the event the Company acquires or merges with any other company and such acquisition or merger does not qualify as a Change in Control of the Company, to take into account the additional EBITDA expected to be generated by the recently acquired business for Target Periods ending after the date of such acquisition or merger.

(c) In the event a Change in Control of the Company occurs before the end of the fiscal year ending December 31, 2008, and the Optionee is still employed/retained by the Company at such time, any Target Vesting Options subject to vesting for Target Periods ending after such Change in Control shall become exercisable to the same extent and in the same percentage as the percentage of Target Vesting Options that had previously become exercisable bears to the percentage of Target Vesting Options that were eligible to become exercisable in all preceding fiscal years (e.g., if 50% of the eligible options had become vested in the Target Periods prior to a Change in Control, then 50% of the unvested options relating to Target Periods after the Change in Control would become vested).

(d) In the event that on or prior to December 31, 2008, J.W. Childs Equity Partners III, L.P. (“Childs”) and its affiliates and Halifax Capital Partners, L.P. each receive a net cash return (after dilution from all options) on their total investment in the Company resulting in an amount of cash equal to the multiple of their total investment in the Company indicated below, all Target Vesting Options will become exercisable to the extent not then exercisable:

2 1/2 Times	Before 12/31/06
3 1/4 Times	After 01/01/07	But before 12/31/07
4 Times	After 01/01/08	But before 12/31/08

(e) “EBITDA” shall mean consolidated earnings of the Company and its subsidiaries, including equity in the earnings from non-consolidated subsidiaries, before interest, taxes, depreciation, amortization, board fees and expenses, non-cash stock compensation or option expense and other similar charges, unusual and non-recurring items approved by the board or Committee and the management fees paid to J.W. Childs Associates, L.P. and Halifax Capital Partners, L.P., or any of their respective affiliates, and after deduction of all operating expenses, minority interest expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied, as reflected in the Company’s audited consolidated financial statements. For purposes of calculating EBITDA, in the event that the Company makes an acquisition or disposition of any assets or business, the Committee, in good faith, shall adjust EBITDA for any fiscal year to include or exclude on a pro forma basis, as applicable, the EBITDA for such assets or business for the period of time the assets or business are not owned by the Company for the fiscal year in which the assets or business are acquired or sold.

SCHEDULE I-2

EXHIBIT A

TO

STOCK OPTION AGREEMENT

In connection with the purchase by me of              shares of common stock, $0.01 par value per share, of Universal Hospital Services, Inc., a Delaware corporation (the “Company”) under the nonqualified stock option granted to me pursuant to that certain Stock Option Agreement dated             , 200     (the “Option Agreement”), I hereby acknowledge that I have been informed as follows:

1. The shares of common stock of the Company to be issued to me upon exercise of said option have not been registered under the Securities Act of 1933, as amended (the “Act”), and accordingly, must be held indefinitely unless such shares are subsequently registered under the Act, or an exemption from such registration is available.

2. Routine sales of securities made in reliance upon Rule 144 under the Act can be made only after the holding period and in limited amounts in accordance with the terms and conditions provided by that Rule, and with respect to which that Rule is not applicable, registration or compliance with some other exemption under the Act will be required.

3. The Company is under no obligation to me to register the shares or to comply with any such exemptions under the Act, other than as set forth in the Stockholders Agreement referenced and defined in paragraph 13 of the Option Agreement (the “Stockholders Agreement”).

4. The availability of Rule 144 is dependent upon adequate current public information with respect to the Company being available and, at the time that I may desire to make a sale pursuant to the Rule, the Company may neither wish nor be able to comply with such requirement.

5. The shares of common stock of the Company to be issued to me upon the exercise of said option are subject to the terms and conditions, including restrictions on transfer, of the Stockholders Agreement.

In consideration of the issuance of certificates for the shares to me, I hereby represent and warrant that I am acquiring such shares for my own account for investment, and that I will not sell, pledge, hypothecate or otherwise transfer such shares in the absence of an effective registration statement covering the same, except as permitted by an applicable exemption under the Act. In view of this representation and warranty, I agree that there may be affixed to the certificates for the shares to be issued to me, and to all certificates issued hereafter representing such shares (until in the opinion of counsel, which opinion must be reasonably satisfactory in form and substance to counsel for the Company, it is no longer necessary or required) a legend as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred,

EXHIBIT A-1

offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under the Act or an opinion of counsel satisfactory to the corporation and its counsel that such registration is not required.”

“The securities represented by this certificate are subject to the terms and conditions, including restrictions on transfer, of a Stockholders Agreement among the Universal Hospital Services, Inc. and its stockholders dated as of             , 2003, as amended from time to time, a copy of which is on file at the principal office of the corporation.”

I further agree that the Company may place a stop order with its transfer agent, prohibiting the transfer of such shares, so long as the legend remains on the certificates representing the shares.

I hereby represent and warrant that: My financial situation is such that I can afford to bear the economic risk of holding the shares issued to me upon exercise of said option for an indefinite period of time, I have no need for liquidity with respect to my investment and have adequate means to provide for my current needs and personal contingencies, and can afford to suffer the complete loss of my investment in such shares.

(a) I am either (please check one of the following):

1.	an “accredited investor” within the meaning of Rule 501(a) under the Act, a copy of which is annexed hereto as Annex I, and I, either alone or with my purchaser representative (as such term is defined in Rule 501 under the Act), have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of my investment in the shares issued to me upon exercise of said option. I have indicated the appropriate categories that apply to me in Annex I hereto.

2.	not an “accredited investor” within the meaning of Rule 501(a) under the Act, as I do not fulfill any of the categories set forth in Annex I, but I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of my investment in the shares issued to me upon exercise of said option.

(b) I have been afforded the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the shares issued to me upon exercise of said option and to obtain any additional information I have deemed necessary.

(c) I have a high degree of familiarity with the business, operations, financial condition and prospects of the Company.

Very truly yours,

[Optionee]

EXHIBIT A-2

ANNEX I

The following are “accredited investors” for purposes of the offering and sale of Shares.

Please check all of the following categories that you fulfill.

a.	a bank as defined in section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended; insurance company as defined in section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940, as amended; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Optionee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

b.	a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

c.	an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation, Massachusetts or similar business trust, or a partnership, not formed for the purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

d.	a director or an executive officer of Universal Hospital Services, Inc.;

e.	a natural person whose individual net worth, individually or together with his or her spouse, exceeds $1,000,000;

EXHIBIT A-3

f.

(i)    a natural person who had an individual income* in excess of $200,000 in both of the past two years and who reasonably expects reaching the same income level in the current year; or

(ii)   a natural person who had a joint income* with his or her spouse in excess of $300,000 in both of the past two years and who reasonably expects reaching the same income level in the current year;

g.	a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a person who either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment, or Universal Hospital Services, Inc. reasonably believes immediately prior to making any sale that such person comes within this definition;

h.	an entity in which all of the equity owners are accredited investors meeting one or more of the tests under subparagraphs (a)-(g)

*	For all investors, the term “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not included any amounts attributable to a spouse or to property owned by a spouse), and the term “joint income” means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Code.

EXHIBIT A-4